EXHIBIT 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

September 2, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

OncoSec Medical Incorporated

San Diego, California

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A Amendment No. 1, Registration Statement under the Securities Act of 1933, filed by OncoSec Medical Incorporated of our report dated November 15, 2010, relating to the financial statements of OncoSec Medical Incorporated, as of and for the periods ending July 31, 2010 and 2009 and for the period from February 8, 2008 (date of inception) through July 31, 2010, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan